SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2011

FTI CONSULTING, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500, West Palm Beach, Florida 33401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Compensatory Arrangements of Certain Officers.

Amendments to Employment Arrangements with Executive Chairman of the Board

On December 13, 2011, FTI Consulting, Inc. (“FTI Consulting”) entered into an amendment (the “Amendment”) to its employment agreement dated September 20, 2004, as previously amended from time to time (the “Employment Agreement”), with Dennis J. Shaughnessy, the Company’s Executive Chairman of the Board of Directors.

The Amendment generally implements the following modifications to the Employment Agreement:

•	Extension of Mr. Shaughnessy’s full-time employment with FTI Consulting to and including December 31, 2013;

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Elimination of the tax “gross-up” obligation requiring FTI Consulting to indemnify Mr. Shaughnessy for any excise taxes that may be imposed on Mr. Shaughnessy by reason of the application of Sections 280G and 4999 of the Internal Revenue Code for payments and benefits that he may receive in connection with a change of control of FTI Consulting;

•

Elimination of Mr. Shaughnessy’s voluntary “walk-away” right during the 12-month period following a change of control of FTI Consulting, which would have allowed Mr. Shaughnessy to voluntary resign his employment during the foregoing protection period and collect the enhanced change of control severance benefits under the Employment Agreement; and

•

Enhancement of the definition of “good reason” under the Employment Agreement generally to include (i) the assignment of duties materially and adversely inconsistent with Mr. Shaughnessy’s position as Executive Chairman of the Board of Directors and (ii) the material diminution in Mr. Shaughnessy’s titles, duties, responsibilities or status, in each case, which will expressly include diminutions resulting from FTI Consulting ceasing to be a publicly traded company.

The Amendment also provides for the payment of a lump-sum cash payment of $1.5 million to Mr. Shaughnessy, payable within ten (10) business days following the date of the Amendment (the “Retention Award”). The Retention Award is subject to Mr. Shaughnessy’s obligation to repay a pro rata portion of the Retention Award upon termination of Mr. Shaughnessy’s employment (i) by the Company for “cause” or (ii) by Mr. Shaughnessy without “good reason” (each, as defined in the Employment Agreement), in each case prior to December 31, 2013.

Finally, the Amendment provides for the grant of a restricted stock award to Mr. Shaughnessy with a grant date value equal to $2.0 million. Such award will vest in equal annual installments over seven (7) years beginning on the first anniversary of the grant date, subject to Mr. Shaughnessy’s continued service with FTI Consulting on each applicable vesting date, and will continue to vest in accordance with such vesting schedule during the “transition period” (as defined in the Employment Agreement) and through any period during which Mr. Shaughnessy is serving as a member of the Board of Directors of FTI Consulting. The award is subject to full accelerated vesting upon the termination of Mr. Shaughnessy’s employment (i) by FTI Consulting without “cause,” (ii) by Mr. Shaughnessy with “good reason,” or (iii) due to Mr. Shaughnessy’s death or “disability” (each, as defined in the Employment Agreement).

Following the expiration of the extended term, Mr. Shaughnessy intends to serve out his term as a director of FTI Consulting and has informed the Board of Directors that he is currently willing to stand for reelection as a director of FTI Consulting, if nominated by the Board of Directors, at the 2014 annual meeting and future annual meetings of stockholders of FTI Consulting.

The foregoing description contained herein is qualified in its entirety by the text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment No. 6 dated as of December 13, 2011, to Employment Agreement dated as of September 20, 2004, as amended, by and between FTI Consulting, Inc. and Dennis J. Shaughnessy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI Consulting, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: December 15, 2011	By:	/S/ ERIC B. MILLER
Eric B. Miller
Executive Vice President, General Counsel and Chief Ethics Officer

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